UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 19, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release on June 19, 2007 as follows:

Cleveland-Cliffs to License Kobe Steel’s Iron Nugget Technology

Cleveland, OH—June 19, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that it has entered into an alliance whereby Kobe Steel agreed to license its patented ITmk3® iron-making process to Cleveland-Cliffs. The alliance, which has a 10-year term, covers use of the proprietary process in the United States and Canada, Australia and Brazil, and may be expanded to include other geographic regions.

Used for the production of high-purity iron nuggets containing more than 96% iron, the ITmk3 process provides the means to create high-quality raw material for electric arc furnaces (EAFs). Steel producers utilizing EAFs currently account for nearly half of North America’s steelmaking capacity.

Commenting on the new alliance, Cliffs Chairman, President and Chief Executive Officer Joseph A. Carrabba stated: "One of Cliffs’ major strategic initiatives is to sustain its leadership position in pioneering processes related to metallics. By constructing a commercial-scale facility that will produce iron in nearly pure form, we will further that mission and be able to offer North America’s non-integrated steel mills a consistently available and very high-quality domestic metallic feed, which is similar in quality to imported pig iron. Moreover, as Cliffs currently sells the majority of its pellets to integrated steel companies in North America, this opportunity has the potential to open a new market.

"We have been very interested in this technology since successfully testing the process in a pilot plant located at our Northshore facility. The alliance with Kobe moves us closer to realizing our mutual goal of commercializing and exploiting this innovative process."

The Company also announced that the two parties have agreed to participate on a joint-venture basis as strategic equity partners in a 500,000 ton per annum iron nugget facility to be constructed at one of Cliffs’ United States mining properties. The timing of this project and the site location will ultimately depend on permitting issues.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the company are available on the Internet at:
http://www.cleveland-cliffs.com

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. There can be no assurance that the projects contemplated in connection with the alliance agreement will be consummated.

Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company's future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

June 20, 2007	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary